Calculation of Filing Fee Tables
S-8
SIRIUS XM HOLDINGS INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	3,420,513	$ 25.16	$ 86,060,107.08	0.0001476	$ 12,702.47
Total Offering Amounts:						$ 86,060,107.08		$ 12,702.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,702.47
Offering Note
[1]	1.a. The registration statement covers a maximum aggregate of 3,420,513 shares of the common stock, par value $0.001 per share ("Common Stock"), of Sirius XM Holdings Inc. (the "Company") approved for issuance under the Liberty Sirius XM Holdings Inc. Transitional Stock Adjustment Plan (the "Transitional Plan"). 1.b. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Common Stock of the Company reported on the Nasdaq Global Select Market on September 13, 2024. 1.c. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares which may be offered and issued under the Transitional Plan to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.